Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Omnibus Incentive Plan of II-VI Incorporated of our reports dated August 28, 2009, with respect to the consolidated financial statements and schedule of II-VI Incorporated included in its Annual Report (Form 10-K) for the year ended June 30, 2009, and the effectiveness of internal control over financial reporting of II-VI Incorporated filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 10, 2010